EXHIBIT 7.2

IMPERIAL BANK

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One Arizona Center o 400 E. Van Buren, Suite 900 o Phoeniz,  Arizona 85004 (602)
417-1100 o Fax (602) 261-7881 o (800) 525-4913



March 2, 2000

Mr. George Hays
Manager

AZI, LLC

1912 West 4th Street
Tempe, AZ 85281

Re:      Financing Commitment

Dear George:

Imperial Bank is pleased to present a commitment (as described below) to finance the change in control of Arizona Instrument Corporation ("AZIC"). In addition to the requirements of the term sheet below, this commitment remains subject to:
(1) final documentation acceptable to all parties, and (2) the absence of any material adverse change in the operations or financial results of AZIC.

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                               TERMS & CONDITIONS
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Borrower:           NewCo to be formed (and operating subsidiaries, if any)

Lender:             Imperial Bank

                                  Facility 01:
                                  ------------
Facility Type:      Revolving Line of Credit

Amount:             Up to $750,000 so long as Facility 03 is not extinguished.
                    Upon extinguishment of Facility 03, Amount will be increased to up to $1,250,000

Purpose: Working capital and acquisition financing of Arizona Instrument Corporation





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Advances:          Up to 75% of eligible accounts receivable, 25% of eligible finished goods inventory, and 15% of eligible components inventory. Advance rates subject to initial collateral audit to be performed by Lender

Collateral:        (1) Blanket filing on all of Borrower's assets now owned or hereafter acquired.
                   (2) Pledge of the NewCo stock

Guarantor:         George G. Hays

Interest Rate:     Prime + 1.50%

Availability Fee:  50 basis points of unused availability, payable quarterly in arrears

Maturity:          364 days from the date of close

Repayment:         Interest monthly, principal at maturity

                                           Facility 02:
                                           ------------
Facility Type      Amortizing Term Loan

Amount:            $2,250,000.00

Purpose:           Acquisition financing of Arizona Instrument Corporation

Collateral:        Identical to Facility 01

Guarantor:         Identical to Facility 01

Interest Rate:     Prime + 2.50%

Origination Fee:   1.50% of the term loan amount ($33,750) payable at closing

Final Maturity:    60 months from the date of close

Repayment:         6 months interest only, followed by equal monthly principal payments sufficient to fully amortize the principal within 78 months, plus interest. Unpaid balance due at maturity.

                                  Facility 03:
                                  ------------
Facility Type:     Short Term Bridge Loan

Amount:            up to $3,000,000.00

Advance:           100% of Imperial Bank Certificate of Deposit collateral

Purpose:           Bridge access to cash


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Collateral:           Imperial Bank Certificate of Deposit for amount of Credit
                      Facility 03

Guarantor:            Identical to Facility 01

Interest Rage:        Prime

Origination Fee:      $2,500.00 payable at closing

Final Maturity:       One week from date of close

Repayment             Principal and interest due at Maturity

Financial Covenants:
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Senior Debt
Services Coverage:    Defined at EBITDA less Taxes / Total senior debt service.
                      Minimum ratio of 1.3x. Measured quarterly on a rolling four quarter basis.

Total Debt Service
Coverage:             Defined as EBITDA less Taxes / Total debt service. Minimum ratio of 1.1x. Measured quarterly on a rolling four quarter basis.

Leverage ratio:       Defined as Funded Senior Debt / EBITDA less Taxes. Maximum ratio of 3.5x for 2000, 3.0x thereafter. Measured quarterly.

Liquidity ratio:      Either a current or quick ratio to be negotiated.

Reporting Requirements:
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1)   Monthly, within 30 days of month end, company-prepared financial statements for NewCo certified by the Borrower's financial officer

2) Quarterly within 30 days of quarter end, a covenant compliance certificate certified by the Borrower's financial officer

3)   Monthly,  within 15 days of month end,  accounts  receivable and accounting
     payable  agings,  and  a  borrowing  base  certificate   certified  by  the
     Borrower's financial officer

4) Annually, within 90 days of year end, an unqualified audited financial statement for NewCo prepared by Certified Public Accountants acceptable to the Lender

Additional Requirements:
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1)   Draw at close to be a maximum of  $750,000 on Facility A for the purpose of the acquisition of Arizona instruments;

2) Minimum of $1,000,000.00 in new equity or subordinated debt, of which $500,000 must be equity;

3)   Bi-annual collateral audits;




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4)       Subordination agreement with subordinated debt provider acceptable to
         Lender;

5) Excess cash flow recapture provision to be negotiated (includes 100% of proceeds from sale of real estate notes or liquefaction of cash value of life insurance.

6) No dividends or distributions without prior written approval of the Lender;

7)       Annual capital expenditures limitation of $4000,000;

8)       Guarantor jurat relating to personal financial statements;

9)       Facilities 01 and 02 to be cross-collateralized and cross-defaulted;

10)      Primary depository relationship to be maintained at Imperial Bank;

11) The Borrower shall bear all costs of legal documentation as well as any out-of-pocket expenses, including but not limited to the collateral audit, associated with the closing of this transaction;

12) George G. Hays to have and maintain majority ownership and control of new company;

13)      Stock purchase and/or merger agreement satisfactory to Imperial; and,

14)      All other customary and reasonable business and financial covenants.

Imperial Bank is pleased to provide the above commitment to AZIC. If you find the terms and conditions acceptable, please indicate so by signing below and returning a signed copy to the Imperial Bank along with a deposit payment of $15,000. The deposit will be applied against the commitment fees. Should the financing not be completed, one-half of the deposit will be returned by Imperial Bank.

This commitment will expire without further notice by 5:00, March 20, 2000 unless accepted by you. If accepted by you, the commitment will expire if the financing is not completed by July 31, 2000.

Sincerely,

/s/ Edmund Ozorio
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Edmund Ozorio
Vice President

Accepted this 17th day of March, 2000

AZI, LLC

By:      /s/ George G. Hays                  Its:    Manager
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